                   PHOENIX LEASING AMERICAN BUSINESS FUND II, L.P.
                     $50,000,000 OF LIMITED PARTNERSHIP INTERESTS

                                  SELLING AGREEMENT

Dear Sir or Madam:

    Phoenix Leasing American Business Fund II, L.P. (the "Program"), a California limited partnership, and the general partner of such Program (the "General Partner") propose to offer and sell to qualified investors, upon the terms and conditions set forth in the Prospectus, dated the date upon which the Partnership's Registration Statement (of which the Prospectus is a part) is declared effective by the Securities and Exchange Commission, and as the same may be amended or supplemented from time to time (the "Prospectus"), limited partnership interests in the Program ("Units") aggregating $50,000,000 sold as described in the Prospectus, at $20 per Unit. A minimum purchase of 100 Units ($2,000) is required of each investor, except in the case of an Individual Retirement Account, Keogh or qualified pension, profit sharing or stock bonus plan or other tax exempt entity, where the minimum investment may be 50 Units ($1,000). As described in the Prospectus, residents of certain states are subject to different minimum investment requirements. The Program and the General Partner further propose to amend the Program's Amended and Restated Agreement of Limited Partnership, adding each qualified investor as a limited partner ("Limited Partner") of the Program.

    You are invited to participate on a nonexclusive basis in this public offering of Units and by your execution of the confirmation attached hereto, you agree to use your best efforts, consistent with the terms of this offering as set forth in the Prospectus, to find purchasers for the Units who meet the suitability standards established in the Prospectus and are acceptable to the General Partner, in accordance with the following terms and conditions:

    1. SOLICITATION AND SOLICITATION MATERIAL. Solicitation and other activities by you hereunder shall be undertaken only in accordance with applicable laws and regulations and the terms hereof. Accompanying this letter is a copy of the Prospectus which you may use to familiarize yourself with the terms of this offering. You will be furnished with certain additional written information ("Sales Literature") prepared by the Program for use in conjunction with the public offer and sale of Units. Additional copies of Sales Literature and the Prospectus will be sent to you in reasonable quantities upon your request. No person is authorized to use any solicitation material other than that referred to in the Prospectus and no person is authorized to use any solicitation material in any state where such use is prohibited by law.


    2. MANNER OF MAKING OFFERS. Offers will be made only by delivery of a copy of the Prospectus to a prospective purchaser (an "Offeree") whom you reasonably believe meets the applicable suitability standards set forth in the Prospectus. Before you receive a Subscription Agreement and Power of Attorney from an Offeree you should verify that the Offeree (i) understands that this offering is limited to investors who meet the applicable suitability standards set forth in the Prospectus, (ii) has received, read and is familiar with the Prospectus, and (iii) understands that Units should only be purchased for long-term investment and that no public market for their resale will exist. You agree that you will not execute any transaction involving the sale of Units in a discretionary account without the prior written approval of such transaction by your customer.

    3. COMPENSATION. As compensation for services rendered in soliciting and obtaining purchasers of the Units, the Program has agreed to pay to you a commission equal to eight percent. Such commissions will be evidenced by the appearance on the Subscription Agreements and Powers of Attorney which have been accepted by the General Partner of the name of your firm as the Broker-Dealer having solicited such purchases. You agree that all funds received by you with respect to any Subscription Agreement shall be promptly transmitted, by the end of the next business day after receipt, to Imperial Bank, 9920 South La
Cienega Blvd., Suite 628, Inglewood, CA 90301, until receipt and acceptance of subscriptions for a minimum of 60,000 Units and thereafter directly to the Program. You will agree to instruct investors to make checks payable to "Imperial Bank, American Business Fund II Escrow,"

American Business Fund Impound Account" until the receipt and acceptance of subscriptions for a minimum of 60,000 Units. Under no circumstances may you withhold any portion of the purchase price received from a purchaser of Units to be applied toward payment of your commission. It is expressly understood that any and all costs and other related matters which you incur other than those which the General Partner agrees in writing shall be reimbursed will be your sole responsibility. In the event that the Program decides in the future to provide compensation in the form of cash sales incentives, such payments would only be made pursuant to applicable regulatory requirements and approval; if such items were approved and instituted, your firm would be required to control the distribution of such items to persons associated with your firm and your firm would be required to reflect the value of such items on your books and records. In addition to sales commissions payable to your firm, the Program may provide non-cash incentive compensation to your firm and persons associated with your firm. Each item of non-cash compensation shall have a value of $100 or less and shall be included by your firm as compensation received in connection with the offering of Units.

    4. CONDITIONS FOR PAYMENT OF SALES COMPENSATION. All commissions and agreed reimbursements of expenses payable by the Program under Paragraph 3 above are subject to acceptance of the Subscription Agreement and Power of Attorney by the General Partner and the General Partner specifically reserves the right to reject any such Agreement. In the event that the offering is not completed or if the transactions referred to herein and in the Prospectus are not consummated for any reason, all subscription payments shall be refunded to all investors and no commission will be due or payable to you. Commissions and agreed reimbursements of expenses to be paid to you pursuant to Paragraph 3 hereof shall be paid by the Program to the Broker-Dealer as shown on the Subscription Agreement and Power of Attorney within 15 days following the end of the month in which the subject Subscription Agreement(s) is accepted by the General Partner.

    5. UNAUTHORIZED INFORMATION AND REPRESENTATIONS. Neither you nor any other person is authorized by the Program, the General Partner or any other person to give any information or make any representations in connection with this Agreement or the offering of the Units other than those contained in the Prospectus and Sales Literature furnished by the Program and the General Partner. You agree not to publish, circulate, or otherwise use any other advertisement or solicitation material under any circumstances.

    6. BLUE SKY QUALIFICATIONS. The Program assumes no obligation or responsibility with respect to the qualification of the Units or the right to solicit purchases of the Units under the laws of any state or other jurisdiction, but the Program will advise you in writing as to the states or other jurisdictions in which it is believed that solicitations of purchases of the Units may be made under the applicable blue sky or securities laws. Such advice from the Program shall not be considered Sales Literature as that term is used herein. Solicitations are to be made only by Broker-Dealers, agents and salesmen qualified to act as such for such purpose within the states or other jurisdictions in which they make such solicitations.

    7. GENERAL. You hereby represent that you are a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and that you will continue such qualification during the term of this Agreement. Upon your acceptance of this Agreement and in your soliciting purchases of the Units, you agree to comply with any applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the published rules and regulations thereunder, and the rules and regulations of all state securities authorities, as applicable. You agree to comply with the rules and regulations of the NASD including Sections 8, 24, 25, 34 and 36 of Article III of the NASD's Rules of Fair Practice. In reference to those Sections, you agree in recommending the purchase, sale or exchange of Units to a participant, you will have reasonable grounds to believe that the Program is suitable for the participant, and that, prior to participating in the sale of Units hereunder, you shall have reasonable grounds to believe that all material facts related to the offering are fully and accurately disclosed and provide a basis for evaluating the offering, and that prior to any purchase, you shall inform the prospective participant of all relevant facts relating to the liquidity and marketability of the Program. No purchase with the assets of any employee benefit plan (including Individual Retirement Accounts) will be made by you if you (i) have investment discretion with respect to such assets or (ii) regularly give individualized investment advice which serves as the primary basis for the investment decisions made with respect to such assets. You agree that each Subscription Agreement will be executed by a principal of your firm. You acknowledge your obligation to assure the adequacy and accuracy of the material facts relating to, without limitation, items of compensation, physical properties, tax aspects, financial stability and expenses of the General Partner, the Program's conflict and risk factors, and appraisals and other pertinent reports. You agree not to deliver the Sales Literature to any person unless such Sales Literature is accompanied or preceded by the Prospectus. You further agree not to deliver to any prospective investor, or any other person not employed by your firm, Sales Literature which bears a legend restricting its use to Broker-Dealers only ("Broker-Dealer Material"), or Sales Literature prepared in connection with any other offering. You further agree to keep Broker-Dealer Material confidential, limiting its distribution and use solely to persons employed by your firm.

    8. TERMINATION. This Agreement may be terminated by written or telegraphic notice to you from the Program and, in any case, will terminate at the close of business at the end of the 365th day following the date of the Prospectus (unless extended thereafter by the General Partner, provided that all compensation payable to you under the terms and conditions hereof shall be paid when due, although this Agreement shall have theretofore been terminated).

    9.   LIABILITY OF PARTICIPATING BROKER-DEALERS AND INDEMNIFICATION.
Nothing herein contained shall constitute the General Partner of the Program and the Broker-Dealers, or any of them, an association, partnership, unincorporated business or other separate entity.

         (a) The Program and the General Partner agree to indemnify and hold harmless you and each person who controls you within the meaning of the Securities Act of 1933, as amended (the "Act"), against any losses, claims, damages or liabilities, joint or several, to which you may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained (A) in the Prospectus, (B) in any Sales Literature (as defined in Paragraph 1 hereof) furnished to you or other participating Broker-Dealers for use in selling the Units or (C) in any state securities or "blue sky" application or other document executed by the Program specifically for that purpose or based upon written information furnished by the Program filed in any state or other jurisdiction in order to qualify any or all of the Units or perfect exemptions from qualification under the securities laws thereof (any such application, document or information being hereinafter called a "Blue Sky Application"); or (ii) the omission or alleged omission to state in the Prospectus or in any such Sales Literature or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading; and will reimburse you for any legal or other expenses reasonably incurred by you in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that you shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee or (3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee. In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission and the position, if applicable, of any state securities regulatory authority in any jurisdiction in which Units were sold with respect to the issue of indemnification for securities law violations. The Program and the General Partner shall not incur the cost of that portion of any insurance, other than public liability insurance, which insures any party against any liability the indemnification of which is herein prohibited.

         (b) You agree to indemnify and hold harmless the Program and the General Partner against any losses, claims, damages or liabilities to which the Program or such General Partner may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact in any communication between you, your representatives or agents and an investor, or (ii) the omission or alleged omission to state a material fact required to be stated in any communication between you, your representatives or agents and any investor, or necessary to make the statements to said investor not misleading.

         (c) Promptly after receipt by an indemnified party under this Paragraph 9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereto is to be made against any indemnifying party under this Paragraph 9, notify in writing the indemnifying party of the commencement thereof; and the omission so to notify the indemnifying party will relieve it from any liability under this Paragraph 9 as to the particular item for which indemnification is then being sought but not from any other liability which it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will not be liable to such indemnified party under this Paragraph 9 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. If any such indemnifying party elects to defend any such action, such indemnifying party shall not be liable to any such indemnified party on account of any settlement of such claim or action effected without the consent of such indemnifying party. Any indemnified party may, at its own cost and expense, participate at any time in any claim or action covered by this Paragraph 9.

         (d) You agree that you will perform appropriate due diligence in respect to the offering, and that you will not rely on any due diligence performed by Phoenix Securities, Inc.

    10. MISCELLANEOUS. You shall retain on behalf of the Program, in your files, for a period of at least four years, information which will establish that each purchaser of Units meets the applicable suitability standards set forth in the Prospectus.

         In the event that any dispute arises between you and the Program out of or by any reason of this Agreement, then and in that event such parties do hereby agree that said dispute shall be arbitrated in accordance with the then existing rules of the American Arbitration Association at San Francisco, California, and that any award rendered thereunder, including attorneys' fees and costs to the prevailing party, may be entered in any court of competent jurisdiction, state or federal, including attorneys' fees and costs to prevailing party.

    This Agreement constitutes the entire agreement between you and the Program and any change, amendment or alteration to this Agreement shall be ineffective unless reduced to writing and executed by both parties. This Agreement shall be governed by California law without giving effect to conflicts of law or choice of law provisions. Each party agrees to perform any further acts and execute and deliver any other documents which may reasonably be necessary to carry out the terms of this Agreement.

    It is expressly understood that no representations have been made in connection with this Agreement other than as herein set forth, except those representations contained in the Prospectus or the Sales Literature provided to you.

                        Very truly yours,

                        PHOENIX LEASING AMERICAN BUSINESS FUND II, L.P., a California limited partnership

                        By:  PHOENIX LEASING ASSOCIATES IV, L.P.,
                             a California limited partnership, General Partner

                             By:  PHOENIX LEASING ASSOCIATES IV, INC.,
                                  a Nevada corporation, its general partner



                             By
                               -----------------------------------------
                                  Authorized Signature

PHOENIX LEASING AMERICAN BUSINESS FUND II, L.P.
2401 Kerner Boulevard, San Rafael, California 94901

Dear Sir or Madam:

We hereby confirm our acceptance of the terms and conditions of the foregoing Selling Agreement. We hereby acknowledge receipt of the Prospectus referred to in the foregoing Agreement and confirm that in executing this confirmation we have relied upon such Prospectus and upon no other representations whatsoever, written or oral. We confirm that we are members in good standing of the National Association of Securities Dealers, Inc. and that we will comply with the Rules of Fair Practice of that association, and we are qualified to act as a securities broker-dealer in all states or jurisdictions in which we intend to solicit purchasers of Units, as indicated below.


/ / Alabama                  / /  Illinois                 / /  Montana                  / /  Puerto Rico
/ / Alaska                   / /  Indiana                  / /  Nebraska                 / /  Rhode Island
/ / Arizona                  / /  Iowa                     / /  Nevada                   / /  South Carolina
/ / Arkansas                 / /  Kansas                   / /  New Hampshire            / /  South Dakota
/ / California               / /  Kentucky                 / /  New Jersey               / /  Tennessee
/ / Colorado                 / /  Louisiana                / /  New Mexico               / /  Texas
/ / Connecticut              / /  Maine                    / /  New York                 / /  Utah
/ / Delaware                 / /  Maryland                 / /  North Carolina           / /  Vermont
/ / District of Columbia     / /  Massachusetts            / /  North Dakota             / /  Virginia
/ / Florida                  / /  Michigan                 / /  Ohio                     / /  Washington
/ / Georigia                 / /  Minnesota                / /  Oklahoma                 / /  West Virginia
/ / Hawaii                   / /  Mississippi              / /  Oregon                   / /  Wisconsin
/ / Idaho                    / /  Missouri                 / /  Pennsylvania             / /  Wyoming


                                          OR
                   / /  All juridications in the United States
                                          OR
                   / /  All jurisdications in the United States except


- --------------------------------------------------------------------------------
          (The foregoing does not indicate Blue Sky status of the Offering)


- -----------------------------------    -----------------------------------
    Broker-Dealer Name                                Date


- -----------------------------------    -----------------------------------
   By: (Authorized Signature:
   President, Partner or Proprietor)          (Main Office Address)


- -----------------------------------    -----------------------------------
    (Print or Type Name)                         (City and State)


- -----------------------------------    -----------------------------------
    (Print or Type Title)                     (Telephone Number)





                   PHOENIX LEASING AMERICAN BUSINESS FUND II, L.P.
                 2401 Kerner Boulevard, San Rafael, California 94901
                                    (800) 227-2626